Exhibit (a)(1)(F)

NEWS RELEASE

For more information contact:

Mike Schuh

(425) 951-1224

For Immediate Release

SONOSITE, INC. ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

TO REPURCHASE UP TO $100 MILLION OF COMMON STOCK

BOTHELL, WA – February 22, 2010 – SonoSite, Inc. (Nasdaq: SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today announced the preliminary results of its modified “Dutch Auction” tender offer which expired at 5:00 p.m. New York City time on February 19, 2010.

Based on the preliminary analysis by the depositary, an aggregate of 2,973,050 shares were properly tendered and not withdrawn, including approximately 1,073,209 shares that were tendered through notice of guaranteed delivery, at prices at or below $30.00. Accordingly, pursuant to the terms of the Offer to Purchase, the Letter of Transmittal and applicable securities laws, SonoSite expects to accept for payment up to an aggregate of 2,973,050 shares of its common stock at a purchase price of $30.00 per share.

The tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each dated January 19, 2010, filed with the Securities and Exchange Commission on January 10, 2010, as amended on January 28, 2010 and February 16, 2010.

The Dealer Manager for the tender offer was J.P. Morgan Securities, Inc. and the Information Agent was Georgeson Inc.

The number of shares to be purchased in the tender offer and the price per share are preliminary. The determination of the final number of shares to be purchased is subject to confirmation by the depositary of the proper delivery of the shares properly tendered and not withdrawn. The actual number and percentage of outstanding shares properly tendered and not withdrawn, the final price per share for shares purchased in the tender offer and the number of shares of SonoSite common stock that will be outstanding after payment for the tendered shares will be announced promptly following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest. SonoSite intends to fund the payment for shares from available cash.

Subject to applicable law, upon the completion of ten business days after the expiration of the tender offer, SonoSite may purchases additional shares of its common stock pursuant to the previously announced repurchase authorization by the SonoSite Board of Directors.

All questions regarding the tender offer may be directed to Georgeson Inc. by telephone at (800) 509-0976 (toll-free) or in writing to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038-3560.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.

Forward-looking Information

Certain statements in this press release contain forward-looking statements, including, among others, reference to the number of shares of SonoSite’s common stock to be purchased and the price at which such shares will be purchased. These statements are not guaranties, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, that could cause the actual number of shares to be purchase, or the price at which shares are ultimately purchased to differ materially from the number and amount expressed in the forward-looking statements in this press release. More information about potential factors that could affect SonoSite is included in our filings with the SEC, including the factors contained in Item 1A. “Risk Factors” section of SonoSite’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. SonoSite cautions readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release.

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